POWER OF ATTORNEY


     The undersigned does hereby constitute and appoint Larry Olsen, Vice Chairman of Worldwide Fiber (USA), Inc. its true and lawful attorney-in-fact, with power of substitution and resubstitution, in its name, place and stand, in any and all capacities, to sign as authorized representative, the Registration Statement on Form F-4 registering US$500,000,000 aggregate principal amount of 12% Senior Notes due 2009 (the "Exchange Notes") of Worldwide Fiber Inc. ("Parent") and any and all amendments (including post-effective amendments) and supplements thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In WITNESS WHEREOF, the undersigned, has caused this Power of Attorney to be executed on this the day of October, 1999.





                           Worldwide Fiber (USA), Inc.


                           By:  /s/ Stephen Stow
                                -------------------------------------------
                                Name:   Stephen Stow
                                Title:  Director